Exhibit 99(a)(1)(F)

Dear [Advisor],

I am writing to remind you of our discussion of the exciting enhancements being made to Hines Global REIT II in connection with its planned restructuring and follow-on offering, which is currently in registration. The potential benefits to your clients who have invested in Hines Global REIT II include lower fees, increased liquidity and flexibility, and greater transparency.

Your clients have now been sent a letter discussing these changes as well as the tender offer being made by Hines Global REIT II. Should they desire to remain invested in the fund, no action is needed on their part.

If you would like to review these changes again in further detail, I welcome your email or a call to my cell phone: ***-***-****.

With kind regards,

The full terms and conditions of the tender offer are set forth in the Offer to Purchase, the Letter of Transmittal and the related materials, each as may be amended and supplemented from time to time, which were filed with the Securities and Exchange Commission on October 3, 2017 and have been mailed to the fund’s stockholders. This communication is for informational purposes only and shall not constitute an offer to purchase, nor a solicitation for acceptance, of the tender offer. The tender offer is being made only pursuant to the Offer to Purchase, the Letter of Transmittal and the related materials, each as may be amended and supplemented from time to time.

Cautionary Statement Regarding Forward-Looking Statements
Hines Global REIT II, Inc. (“Hines Global REIT II” or the “fund”) is not currently offering shares of its common stock to new investors and has suspended its share redemption programs in connection with the launch of the tender offer. This email contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements about the expected benefits of the proposed restructuring. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. The forward-looking statements included herein are based on the fund’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Forward-looking statements are based on expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation:

•	whether the changes contemplated by the proposed restructuring will have the anticipated benefits to Hines Global REIT II and its stockholders described herein;

•	whether the regulatory review of the follow-on offering or market or other factors will result in changes to the proposed terms of the follow-on offering; and

•	the ability of the fund’s board of directors to change the terms of the restructuring.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.